Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. October 22, 2007
Jerry Davis (media) 215-977-6298
Neal Murphy (investors) 866-248-4344
No. 16
SUNOCO LOGISTICS PARTNERS L.P. REPORTS RECORD RESULTS IN THE THIRD
QUARTER 2007AND DECLARES THIRD QUARTER DISTRIBUTION
     PHILADELPHIA, October 22, 2007 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced record net income for the third quarter ended September 30, 2007 of $37.5 million, or $0.97 per limited partner unit on a diluted basis, compared with $17.7 million, or $0.59 per limited partner unit on a diluted basis, for the third quarter ended September 30, 2006. Operating income for the third quarter ended September 30, 2007 increased by $21.3 million or 86 percent from the prior year third quarter primarily due to strong demand across our operating segments as well as solid performance in our lease acquisition business. Net income increased $19.8 million on the strength of higher operating income, partially offset by increased interest expense of $1.5 million attributable to the Partnership’s organic growth program, 2006 acquisitions and the 2007 acquisition of a 50 percent interest in a refined products terminal in Syracuse, New York.
     For the nine months ended September 30, 2007, net income increased by $22.7 million to $85.1 million compared to $62.4 million for the nine months ended September 30, 2006. Operating income for the nine months ended September 30, 2007 increased by $29.4 million or 36 percent to $111.6 million compared to $82.2 million for the prior year period. The primary drivers for the increase were strong performance in our Terminal Facilities and Western Pipeline segments, the August 2006 acquisition of an equity interest in the Mid-Valley Pipeline Company, and the March 2006 acquisitions of the Kilgore and Millennium pipelines. Net income increased $22.7 million as a result of higher operating income partially offset by higher interest expense related to the Partnership’s organic growth program and 2006 and 2007 acquisitions.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the third quarter of 2007 of $0.85 per common partnership unit ($3.40 annualized) payable November 14, 2007 to unit holders of record on November 7, 2007.
     “We are exceptionally pleased with our record performance for the quarter,” said Deborah M. Fretz, President and Chief Executive Officer. “Our focus has been on maximizing our asset base by taking advantage of market opportunities. Strong volume across the system for the quarter is evidence of the success of our efforts. As a result, we increased the distribution to our unit holders by $0.05 from $3.35 per unit to $3.40 per unit, which represents the seventeenth distribution increase in the past eighteen quarters, a 7.9 percent increase over the third quarter of 2006.”

Segmented Third Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System increased $3.1 million to $14.7 million for the third quarter ended September 30, 2007 compared to $11.6 million for the third quarter ended September 30, 2006. Sales and other operating revenue increased from $26.8 million for the third quarter of 2006 to $31.0 million for the third quarter of 2007 due to an increase in total shipments on the Marysville, Michigan to Toledo, Ohio crude pipeline which was expanded in the fourth quarter of 2006 and, in the aggregate, higher revenue across our refined products pipelines attributed to increased volume and fees. Other income increased $0.7 million compared to the prior year’s quarter due primarily to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased from $12.0 million in the third quarter of 2006 to $13.5 million in the third quarter of 2007 due mainly to additional utility expense resulting from higher volume and environmental charges related to third party contractor pipeline damage, partially offset by an increase in product operating gains.
Terminal Facilities
     Operating income for the Terminal Facilities segment increased $2.9 million to $12.6 million for the third quarter ended September 30, 2007 compared to $9.7 million for the third quarter ended September 30, 2006. The $4.2 million increase in revenue from the prior year’s third quarter to $35.9 million was driven by increased throughput at our Nederland crude terminal and our refined product terminals as well as higher refined product additive fees. Operating expenses increased $0.6 million for the third quarter of 2007 to $14.9 million primarily due to increased maintenance activity and costs associated with the purchase of product additives. Selling, general and administrative expenses increased $0.6 million for the third quarter of 2007 largely due to higher employee costs.
Western Pipeline System
     Operating income for the Western Pipeline System increased $15.2 million to $18.6 million for the third quarter of 2007 compared to $3.4 million for the prior year quarter due to improved asset utilization and strong lease acquisition performance as we were able to take advantage of a contango market structure. Our Mid-Valley Pipeline Company equity interest also contributed to increased profitability.
     Higher crude prices were a key driver of the increase in total revenue, cost of products sold and operating expenses from the prior year’s quarter which was partially offset by lower volume. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $75.33 per barrel for the third quarter 2007 from $70.55 per barrel for the third quarter of 2006. Selling, general and administrative expenses decreased $0.9 million for the third quarter of 2007 primarily due to an increase in the capitalized engineering costs related to the Partnership’s organic growth program.

Segmented Nine Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System increased $2.4 million to $35.2 million for the nine months ended September 30, 2007 compared to $32.8 million for the nine months ended September 30, 2006. Sales and other operating revenue increased from $77.3 million for the nine months ended September 30, 2006 to $85.9 million for the nine months ended September 30, 2007 due to increased shipments on the expanded Marysville crude line, and in the aggregate, higher revenue across our refined products pipelines attributable to increased volume and fees. A $2.2 million increase in other income was related to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased by $6.9 million due to the timing of maintenance activity, additional utility expense related to higher throughput, environmental charges due to third party contractor pipeline damage, and a reduction in product operating gains. A $2.2 million increase in selling, general and administrative expenses was largely associated with a decrease in capitalized engineering costs. Depreciation and amortization expense decreased $0.6 million to $6.8 million as certain assets reached the end of their depreciable life during the third quarter of 2006.
Terminal Facilities
     Operating income for the Terminal Facilities segment increased by $11.4 million to $40.3 million for the nine months ended September 30, 2007 compared to $28.9 million for the nine months ended September 30, 2006. Total revenue increased $12.9 million to $104.0 million for the nine months ended September 30, 2007 due primarily to increased throughput at the Partnership’s Nederland crude terminal and refined product terminals as well as higher refined product additive fees. Operating expenses increased $0.6 million for the nine months ended September 30, 2007 to $40.2 million primarily due to increased maintenance activity and costs associated with the purchase of product additives. The increase in selling, general and administrative expense of $0.9 million was largely due to higher employee costs and was partially offset by an insurance recovery related to the 2005 hurricane loss.
Western Pipeline System
     Operating income for the Western Pipeline System increased $15.5 million to $36.0 million for the nine months ended September 30, 2007 compared to $20.5 million for the nine months ended September 30, 2006. The increase resulted from higher lease acquisition results and higher crude oil pipeline volume from the 2006 acquisitions previously mentioned. Total revenue, cost of products sold and operating expenses increased compared with the nine months ended September 30, 2006 due principally to higher bulk purchase and sale activity. A decrease in crude prices partially offset the volume impact on revenue with the average price of West Texas Intermediate crude oil at Cushing, Oklahoma, decreasing to $66.26 per barrel for the nine months ended September 30, 2007 from $68.29 per barrel for the comparable period in 2006. Operating expenses were higher as a result of increased costs associated with operating the assets acquired in 2006. Selling, general and administrative expenses decreased $2.5 million due primarily to the Western Area office relocation which was completed during the first quarter of 2006 and an increase in the capitalization of certain engineering costs associated with the Partnership’s organic growth program, partially offset by higher employee costs. Depreciation and amortization expense increased $1.2 million during the nine months ended September 30, 2007 to $9.7 million as a result of 2006 acquisitions.

Other Analysis
Financing Costs
     Net interest expense increased $6.7 million for the nine months ended September 30, 2007, compared to the prior year period. The increase was due primarily to financing the Partnership’s organic growth program as well as inventory adjustments and the previously mentioned acquisitions. At September 30, 2007, the Partnership had total debt outstanding of $576.4 million, which consisted of $424.1 million of Senior Notes and $152.3 million of borrowings under the Partnership’s credit facility.
Capital Expenditures
     Maintenance capital expenditures for the nine months ended September 30, 2007 were $14.3 million compared to $16.9 million for the nine months ended September 30, 2006. Management anticipates maintenance capital expenditures of approximately $25.0 million for the year ended December 31, 2007, which is in line with spending for 2006.
     Expansion capital expenditures decreased by $116.7 million to $71.4 million for the nine months ended September 30, 2007. Expansion capital for 2006 included the acquisition of the Millennium and Kilgore pipelines, the Amdel pipeline and the equity interest in Mid-Valley for approximately $121.4 million. Expansion capital for 2007 includes the construction in progress of three crude oil storage tanks and a crude oil pipeline from the Nederland Terminal to Motiva’s Port Arthur, Texas refinery. Expansion capital also included continued construction at Nederland of seven new crude oil storage tanks with a total capacity of approximately 4.2 million shell barrels, additional pipeline connections in the Western Pipeline System, and the second quarter of 2007 acquisition of a 50 percent interest in the Syracuse, New York refined products terminal.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement	2007	2006	2007	2006
Sales and other operating revenue	$1,936,215	$1,603,642	$5,116,065	$4,356,109
Other income	8,388	5,281	21,125	11,544

Total Revenue	1,944,603	1,608,923	5,137,190	4,367,653

Cost of products sold and operating expenses	1,875,714	1,561,819	4,955,302	4,216,279
Depreciation and amortization	9,556	9,079	27,867	27,236
Selling, general and administrative expenses	13,411	13,391	42,417	41,916

Total costs and expenses	1,898,681	1,584,289	5,025,586	4,285,431

Operating income	45,922	24,634	111,604	82,222
Interest cost and debt expense, net	9,360	7,678	28,979	22,267
Capitalized interest	(952)	(720)	(2,450)	(2,465)

Net Income	$37,514	$17,676	$85,075	$62,420

Calculation of Limited Partners’ interest:
Net Income	$37,514	$17,676	$85,075	$62,420
Less: General Partner’s interest	(9,682)	(819)	(15,313)	(6,264)

Limited Partners’ interest in Net Income	$27,832	$16,857	$69,762	$56,156

Net Income per Limited Partner unit
Basic	$0.97	$0.59	$2.44	$2.06

Diluted	$0.97	$0.59	$2.43	$2.05

Weighted average Limited Partners’ units outstanding:
Basic	28,586,280	28,535,870	28,579,263	27,296,067

Diluted	28,733,472	28,663,319	28,720,106	27,421,581

Capital Expenditure Data:
Maintenance capital expenditures	$6,804	$6,585	$14,345	$16,882
Expansion capital expenditures	15,170	37,944	$71,445	188,113

Total	$21,974	$44,529	$85,790	$204,995

	Sept. 30,	Dec. 31,
	2007	2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,997	$9,412
Total Debt	576,375	491,910
Total Partners’ Capital	584,621	582,911

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Eastern Pipeline System:
Sales and other operating revenue	$30,984	$26,766	$85,874	$77,265
Other income	4,116	3,387	10,448	8,218

Total Revenue	35,100	30,153	96,322	85,483

Operating expenses	13,491	11,975	39,074	32,207
Depreciation and amortization	2,259	2,199	6,815	7,417
Selling, general and administrative expenses	4,626	4,377	15,206	13,049

Operating Income	$14,724	$11,602	$35,227	$32,810

Terminal Facilities:
Total Revenue	$35,874	$31,657	$104,033	$91,154

Operating expenses	14,883	14,269	40,161	39,565
Depreciation and amortization	3,878	3,797	11,368	11,377
Selling, general and administrative expenses	4,550	3,914	12,158	11,270

Operating Income	$12,563	$9,677	$40,346	$28,942

Western Pipeline System:
Sales and other operating revenue	$1,869,366	$1,545,219	$4,926,152	$4,187,697
Other income	4,263	1,894	10,683	3,319

Total Revenue	1,873,629	1,547,113	4,936,835	4,191,016

Cost of products sold and operating expenses	1,847,340	1,535,575	4,876,067	4,144,507
Depreciation and amortization	3,419	3,083	9,684	8,442
Selling, general and administrative expenses	4,235	5,100	15,053	17,597

Operating Income	$18,635	$3,355	$36,031	$20,470

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	67,671,264	61,320,475	64,820,837	60,254,723
Revenue per barrel mile (cents)	0.498	0.474	0.485	0.470

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	442,054	393,304	432,685	388,996
Nederland terminal	490,272	480,609	521,147	473,117
Refinery terminals (4)	727,870	658,957	686,033	688,553

Western Pipeline System: (1)(5)
Crude oil pipeline throughput (bpd)	528,407	565,639	532,656	523,780
Crude oil purchases at wellhead (bpd)	177,025	192,175	180,826	191,894
Gross margin per barrel of pipeline throughput (cents) (6)	38.3	12.6	27.8	24.3

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Includes results from the Partnership’s purchase of a 50% undivided interest in a refined products terminal in Syracuse, New York.

(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(5)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, the Millennium and Kilgore pipeline system and the Amdel pipeline system from acquisition dates.

(6)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our third-quarter results is scheduled for Tuesday morning, October 23 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 20640294”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #20640294.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 20.4 million shell barrels of crude oil terminal capacity (including 13.5 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on July 31, 2007. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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